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                     September 8, 2022

       Frank Lopez-Balboa
       Executive Vice President, Chief Financial Officer
       Cumulus Media Inc.
       780 Johnson Ferry Road NE Suite 500
       Atlanta, GA 30342

                                                        Re: Cumulus Media Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Form 10-Q for the
Fiscal Quarter Ended March 31, 2022
                                                            Form 8-K filed May
4, 2022

       Dear Mr. Lopez-Balboa:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Richard Denning